Exhibit 10(c)

VIACOMCBS EXCESS 401(k) PLAN FOR DESIGNATED SENIOR EXECUTIVES PART B

(2021 Restatement)

Table of Contents

Section 1. Establishment and Purpose of the Plan		1
1.1	Establishment	1
1.2	Amendment and Restatement	1
1.3	Merger	1
1.4	Reporting Employees	1
1.5	Purpose	1
Section 2. Definitions		2
Section 3. Participation		5
3.1	Designation of Eligible Employees	5
3.2	Election to Participate	5
3.3	Amount of Elections	6
Section 4. Employer Match		6
Section 5. Vesting		7
Section 6. Individual Account		7
6.1	Creation of Accounts	7
6.2	Investments	8
6.3	Account Statements	9
Section 7. Payment.		9
7.1	Joint Payment Option Election.	9
7.2	Payment on Account of Separation from	11
7.3	Payment on Account of Participant’s Death	11
Section 8. Unforeseeable Emergency Distributions and Deferral Revocations		11
Section 9. Beneficiary Designation		12
Section 10. Nature of Interest of Participant		12
Section 11. Administration		12
11.1	Administrative Committee	12
11.2	Powers of the Administrative Committee	13
11.3	Claims Procedure	13
11.4	Finality of Administrative Committee Determinations and Delegation	15
11.5	Rules and Regulations Established by Administrative Committee	15
Section 12. No Employment Rights		15
Section 13. Amendment, Suspension, and Termination		15

Section 14. Miscellaneous		16
14.1	Severability	16
14.2	Governing Law	16
14.3	Gender	16
14.4	Code Section 409A	16

Section 1. Establishment and Purpose of the Plan.
1.1Establishment. The Viacom Excess 401(k) Plan for Designated Senior Executives was adopted as of August 28, 2002 as an unfunded plan of voluntarily deferred compensation for the benefit of Participants. On December 31, 2005, it was amended and restated and renamed the CBS Excess 401(k) Plan for Designated Senior Executives, and as of October 1, 2021, it was amended and restated and renamed the ViacomCBS Excess 401(k) Plan for Designated Senior Executives.

1.2Amendment and Restatement. The Plan was amended and restated effective as of January 1, 2009 by the adoption of Part B of the Plan, as set forth herein, and is hereby amended and restated effective as of October 1, 2021. Part A of the Plan, consisting of the original Plan adopted August 28, 2002, along with certain amendments, applies to compensation that was Deferred prior to January l, 2005 in accordance with the terms of those documents in effect from time to time prior to October 3, 2004, subject to certain exceptions set forth in Part A of the Plan. The provisions of this Part B shall apply to compensation that is Deferred on or after January 1, 2005. This Part B of the Plan is intended to meet all of the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), so that Participants will be eligible to defer the receipt of, and the liability for the federal income tax with respect to, certain items of compensation from one year to a later year in accordance with the provisions of applicable law and the provisions of the Plan.

1.3Merger. Under an Agreement and Plan of Merger between CBS Corporation and Viacom Inc., dated August 13, 2019, Viacom Inc. merged with and into CBS Corporation on December 4, 2019, to become ViacomCBS Inc.

1.4Reporting Employees. Participation in the Plan is limited to employees of an Employer who are identified by the Company as executive officers and directors for purposes of Section 16 of the Securities Exchange Act of 1934 (“Reporting Employees”) and any employee of an Employer who is eligible to participate in the CBS Excess 401(k) Plan, or, as of October 1, 2021, its successor the ViacomCBS Excess 401(k) Plan, and whose securities may be attributable to a Reporting Employee for purposes of Section 16 of the Securities Exchange Act of 1934. Any deferrals made under the CBS Excess 401(k) Plan, or its successor the ViacomCBS Excess 401(k) Plan, by any Reporting Employee who was a participant in the CBS Excess 401(k) Plan, or its successor the ViacomCBS Excess 401(k) Plan, and who becomes a Reporting Employee (or whose securities become attributable to a Reporting Employee) on or after January l, 2005 shall be transferred to the Plan as of the date on which such employee becomes a Reporting Employee (or the date his securities become attributable to a Reporting Employee). Any such transferred amounts that were Deferred under the CBS Excess 401(k) Plan prior to January l, 2005 shall be governed by Part A the Plan. Elections as to the time and form of payment made by a Reporting Employee (or an employee whose securities may be attributable to a Reporting Employee) under the CBS Excess 401(k) Plan, or its successor the ViacomCBS Excess 401(k) Plan, prior to the date his account is transferred to this Plan shall remain in full force and effect following the transfer.

1.5Purpose. The purpose of Part B of the Plan is to provide the means by which a select group of Eligible Employees may, in certain circumstances, elect to defer receipt of a portion of their Compensation received on or after January 1, 2005. The Plan also provides that the Company will, in certain instances, credit the Account of a Participant with an Employer Match.

Section 2. Definitions.
The following words and phrases as used in Part B of the Plan have the following meanings:

2.1The term “Account” shall mean a Participant’s individual account, as described in Section 6.1 of the Plan.

2.2The term “Administrative Committee” means (i) for the periods prior to June 1, 2020, the CBS Retirement Committee, and (ii) for the periods on and after June 1, 2020, the ViacomCBS Administrative Committee. The Administrative Committee may act on its own behalf or through the actions of its duly authorized delegates.

2.3The term “Annual Payments” is defined in Section 7.1(b)(1).

2.4The term “Board of Directors” means the Board of Directors of the Company.

2.5The term “Bonus” means any cash bonus paid under the STIP and any other annual cash bonus plan (or annual component of a cash bonus plan) sponsored by an Employer which, in the discretion of the Administrative Committee, is comparable to the STIP.

2.6The term “Code” means the Internal Revenue Code of 1986, as amended

2.7The term “Company” shall refer to (i) CBS Corporation and its subsidiaries for periods prior to December 4, 2019, and (ii) ViacomCBS Inc. for the periods on and after December 4, 2019

2.8The term “Compensation” means an Eligible Employee’s base pay for services rendered to an Employer paid during such Employer’s payroll period, including all elective contributions made on behalf of an Eligible Employee either to a “qualified cash or deferred arrangement” (as defined under Code Section 401(k) and applicable regulations), a “cafeteria plan” (as defined under Code Section 125 and applicable regulations), or a “qualified transportation fringe” (as defined under Code Section 132(f) and the applicable regulations) maintained by an Employer, plus all overtime pay, commissions, hazard pay and shift differential pay, but excluding (i) deferred compensation, (ii) additional compensation of every other kind, including cash bonuses under the Company’s long-term incentive plans, and (iii) any Bonus. Compensation shall include salary or wages that are characterized by Paramount Pictures Corporation as “Idle Day earnings” and are paid to an Eligible Employee who is an Employee of Paramount Pictures Corporation who is characterized as a “Production Auditor.’ “Compensation” shall be determined without taking into account the limitations imposed by Code Section 401(a)(17).

2.9The term “Deferral Election” is defined in Section 3.2(a).

2.10The term “Deferred” means that an amount is considered to be deferred within the meaning of Treasury Regulations sections 1.409A-6(a)(2) and 1.409A-6(a)(3).

2.11The term “Disability” or “Disabled” means that a Participant (i) has been determined to be disabled by the Social Security Administration, or (ii) is receiving benefits under the provisions of the long-term disability plan covering such Participant that is sponsored by or participated in by the Participant’s Employer.

2.12The term “Election Agreement” is defined in Section 3.2(c).

2.13The term “Election Filing Date” means, except as provided in Section 3.2(b), the date not later than the December 31 immediately preceding the first day of the applicable calendar year for which a particular Deferral Election is made.

2.14The term “Eligible Employee” means an employee of an Employer (i) for whom the sum of (a) the rate of annual base salary for a particular year and (b) actual commissions received for the prior year, equals or is greater than the annual compensation limit in effect under Code Section 401(a)(17) (as adjusted from time to time by the Committee); (ii) who is designated by the Committee as an employee who is eligible to participate in the Plan; and (iii) who is notified in writing (including by email or other electronic means) by the Committee that he is eligible to participate in the Plan. If an employee becomes an Eligible Employee with respect to any calendar year, such employee shall remain an Eligible Employee for all future calendar years; provided, however, that the Committee may terminate such employee’s eligibility for the Plan with respect to a calendar year if his annual base salary as of January 1 of such calendar year is anticipated to be less than the amount in clause (i) in effect for the calendar year in which such employee initially became an Eligible Employee. Notwithstanding the foregoing, any employee who immediately prior to August 28, 2002 (i) was an eligible employee under the CBS Excess 401(k) Plan, and (ii) was a Reporting Employee, became an Eligible Employee under the Plan effective August 28, 2002.

2.15The term “Employer” means the Company and any affiliate or subsidiary that adopts the Plan on behalf of its Eligible Employees, except as provided in Section 2.29.

2.16The term “Employer Match” means the amounts credited to a Participant’s Account with respect to the Participant’s Excess Salary Reduction Contributions, calculated using the rate of matching contributions under the CBS 401(k) plan, or its successors, including the ViacomCBS 401(k) Plan, in effect for the period to which such Plan contributions relate.

2.17The term “Excess Salary Reduction Contributions” means the portion of a Participant’s Compensation that is earned during a calendar year after such Participant has reached any Limitation and that he elects to defer under the terms of the Plan.

2.18The term “Investments Committee” means (i) for the periods prior to June 1, 2020, the Investments Committee for CBS Defined Contribution Plans, and (ii) for the periods on and after June 1, 2020, the ViacomCBS Investments Committee.

2.19Prior to January 1, 2014, the term “Investment Options” means the investment funds available to participants in the CBS 401(k) Plan, excluding the Self-Directed Brokerage Account and effective as of January 1, 2014 through December 31, 2014, means the notional investment options selected by the CBS Retirement Committee in its sole discretion and effective as of January 1, 2015, means notional investment options elected by the Investments Committee, in its sole discretion.

2.20The term “Joint Payment Option” means the time and form of payment options available for the payment of an Account as described in Section 7.1.

2.21The term “Joint Payment Option Election” is defined in Section 7.1.

2.22The term “Limitation” means the limitation on (i) contributions to defined contribution plans under Code Section 415(c), (ii) compensation taken into account under Code Section 401(a)(17), or (iii) elective deferrals under Code Section 401(k)(3) and Code Section 402(g).

2.23The term “Participant” means an Eligible Employee who elects to have Excess Salary Reduction Contributions made to the Plan.

2.24The term “Payment Election” is defined in Section 7.1(a).

2.25The term “Plan” means (i) for the periods prior to October 1, 2021, the CBS Excess 401(k) Plan for Designated Senior Executives, and (ii) for the periods on or after October 1, 2021, the ViacomCBS Excess 401(k) Plan for Designated Senior Executives. Part A of the Plan is attached hereto and shall apply to Compensation which was Deferred prior to January l, 2005. Part B of the Plan is set forth herein and shall apply to Compensation which is Deferred on or after January 1, 2005. Certain provisions of this Part B apply as of certain earlier effective dates as specified herein. References to “the Plan” shall be considered references to Part A and/or Part B of the Plan as context requires.

2.26The term “Post-2004 Subaccount” is defined in Section 6.1.

2.27The term “Pre-2005 Subaccount” is defined in Section 6.1

2.28The term “Reporting Employee” is defined in Section 1.4.

2.29The term “Separation from Service” means the condition that exists when a Participant and the Employer reasonably anticipate that no further services will be performed after a certain date or that the level of bona fide services that the Participant will perform after such date (whether as an employee or an independent contractor) would permanently decrease to no more than 20% of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services to the Employer if the Participant has been providing services to the Employer for less than 36 months). For purposes of this Section 2.29, for periods during which a Participant is on a paid bona fide leave of absence and has not otherwise experienced a Separation from Service, the Participant is treated as providing bona fide services at the level equal to the level of services that the Participant would have been required to perform to receive the compensation paid with respect to such leave of absence. Periods during which a Participant is on an unpaid bona fide leave of absence and has not otherwise experienced a Separation from Service are disregarded for purposes of this Section 2.29 (including for purposes of determining the applicable 36-month (or shorter) period). For purposes of this Section 2.29 and notwithstanding Section 2.15, the “Employer” shall be considered to include all members of the controlled group of corporations, trades or businesses which includes the Company; provided, however, that in applying Code Section 414(b), the phrase “at least 50 percent” shall be substituted for “at least 80 percent”; and in applying Code Section 414(c), the phrase “at least 50 percent” shall be used instead of the phrase “at least 80 percent.” Separation from Service shall be determined on the basis of the modifications described in Treasury Regulation Section 1.409A-1(h)(3) (or any successor regulation) as defined in Code Section 409A and the regulations or other guidance issued thereunder.

2.30The term “STIP” means (i) for the periods prior to October 1, 2021, the CBS Corporation Senior Executive Short-Term Incentive Plan, or the CBS Short-Term Incentive Plan, as applicable and (ii) for the periods on and after October 1, 2021, the ViacomCBS Senior Executive Short-Term Incentive Plan, or the ViacomCBS Short-Term Incentive Plan, as applicable, as amended from time to time.

2.31The term “Unforeseeable Emergency” means an event that results in severe financial hardship to a Participant resulting from (a) an illness or accident of the Participant or his or her spouse, dependent (as defined in Code Section 152, without regard to Code Sections 152(b)(1), (b)(2), and (d)(1)(B)), or beneficiary, (b) loss of the Participant’s property due to casualty, or (c) other similar extraordinary circumstances arising due to results beyond the control of the Participant. This Section 2.31 shall be interpreted in a manner consistent with Code Section 409A and applicable provisions of the Treasury Regulations.

2.32The term “ViacomCBS 401(k) Plan” means the ViacomCBS 401(k) Plan (formerly known as the CBS 401(k) Plan), originally effective as of September l, 2001, and as amended from time to time thereafter (or any successor plan).

Section 3. Participation.
3.1Designation of Eligible Employees. All employees who were Eligible Employees immediately prior to January 1, 2009 remained Eligible Employees, subject to Section 2.14. Beginning January 1, 2009, each month the Administrative Committee or its delegee will designate in its sole discretion those employees who satisfy the terms of Section 2.14 as eligible to participate in the Plan.

3.2Election to Participate. (a) To participate in the Plan for a calendar year, an Eligible Employee must make an annual election (a “Deferral Election”) to defer receipt of a specified portion of his or her Compensation for services rendered during such calendar year (“Excess Salary Reduction Contributions”) in accordance with this Section 3. Subject to Section 3.2(b), such Deferral Election must be made not later than the Election Filing Date and shall be effective as of the Election Filing Date. An Eligible Employee’s entitlement to make Excess Salary Reduction Contributions shall cease with respect to the calendar year following the calendar year in which he or she ceases to be an Eligible Employee.

(b)Notwithstanding the foregoing, an employee who first becomes an Eligible Employee during the course of a calendar year beginning on or after January l, 2005 must make a Deferral Election within 30 days following the date the employee first becomes an Eligible Employee, provided that such employee has not already become eligible to participate in any other account balance plan of the Employer (as modified by Section 2.29) that is required to be aggregated with the Plan under Code Section 409A. Such Deferral Election shall be effective on the date made and shall be effective with regard to Compensation earned during the portion of the calendar year following the filing of the Deferral Election with the Administrative Committee, as determined pursuant to the pro-ration method permitted under Code Section 409A. If an Eligible Employee is a participant in another account balance plan that is required to be aggregated with the Plan under Code section 409A when he first becomes eligible to participate in the Plan, such Eligible Employee shall be eligible to make a Deferral Election for the calendar year immediately following the calendar year of his initial eligibility by making an election in accordance with Section 3.2(a) above.

(c)All Deferral Elections shall be made on a written or electronic form acceptable to the Administrative Committee (an “Election Agreement”) filed with the Administrative Committee and shall specify the percentage of a Participant’s Compensation that is to be deferred under the Plan during the applicable calendar year.

(d)All Deferral Elections relating to calendar years beginning on or after January l, 2005, once effective, shall be irrevocable for that calendar year. All Participants are required to make a Deferral Election for each calendar year. If an Eligible Employee fails to make a Deferral Election for a given calendar year, the Eligible Employee shall not be entitled to participate in the Plan during that calendar year. Such Eligible Employee may resume participation in the Plan by completing and filing with the Administrative Committee a new Deferral Election by the Election Filing Date for the succeeding calendar year(s).

3.3Amount of Elections. Each Deferral Election filed by an Eligible Employee must specify the amount of Excess Salary Reduction Contributions in a whole percentage between 1% and 15% of the Eligible Employee’s Compensation.
Section 4. Employer Match.
An Employer Match calculated using the same performance based formula that is used to credit matching contributions under (i) for the periods prior to October 1, 2021, the CBS 401(k) Plan, and (ii) for the periods on or after October 1, 2021, the ViacomCBS 401(k) Plan, will be credited each payroll period to a Participant’s Account with respect to the eligible portion of Excess Salary Reduction Contributions to which an Employer Match has not previously been credited. For this purpose, the eligible portion of a Participant’s Excess Salary Reduction Contributions shall be limited to 5% of such Excess Salary Reduction Contribution. The eligible portion of a Participant’s Excess Salary Reduction Contributions for each calendar year shall be based on Compensation up to an annual maximum amount of $750,000. Notwithstanding the foregoing, for any Participant who is also a participant in the new Viacom 401(k) Plan and either the new Viacom Excess 401(k) Plan or the new Viacom Excess 401(k) Plan for Designated Senior Executives after December 31, 2005, the maximum amount of Compensation with respect to which an Employer Match will be made is limited to $375,000.

Section 5. Vesting
A Participant shall always be 100% vested in amounts credited to his Account hereunder, other than amounts attributable to an Employer Match.

Prior to July 1, 2019, a Participant’s Employer Match became vested according to the following schedule:

Years of Vesting Service	Vesting %
Less than 1 year	0%
1 year but less than 2 years	20%
2 years but less than 3 years	40%
3 years but less than 4 years	60%
4 years but less than 5 years	80%
5 years or more	100%

Effective July 1, 2019 until December 31, 2020, a Participant’s Employer Match will become vested according to the following schedule:

Years of Vesting Service	Vesting %
Less than 1 year	0%
1 year but less than 2 years	33 1/3%
2 years but less than 3 years	66 2/3%
3 years or more	100%

Effective as of January 1, 2021, a Participant will become vested in the Employer Match in accordance with the following schedule:

Years of Vesting Service	Vesting %
Less than 2 years	0%
2 years or more	100%

Notwithstanding the foregoing, a Participant will become fully vested in the Employer Match if such Participant attains age 65 or incurs a Disability while actively employed or terminates employment due to normal, early, or postponed retirement (determined under the terms of any tax qualified defined benefit plan maintained by the Employer), death, or Disability.

Section 6. Individual Account.
6.1Creation of Accounts. The Company will establish and maintain on its books a reserve Account in the name of each Participant. Each Participant’s Account will be credited with the amount of the Participant’s Excess Salary Reduction Contributions (and earnings and losses thereon) and Employer Match (and earnings and losses thereon), if any, made in all calendar years. A Participant’s Account will be divided into the following subaccounts: (i) a “Pre-2005 Subaccount” for amounts Deferred as of December 31, 2004 (and earnings and losses thereon), and (ii) a “Post-2004 Subaccount” for amounts deferred by a Participant and/or vested for purposes of Code Section 409A after December 31, 2004 (and earnings and losses thereon). Amounts in the Pre-2005 Subaccounts, which are intended to qualify for “grandfathered” status, shall be subject to the terms and conditions specified in Part A of the Plan as in effect prior to January 1, 2005.

6.2Investments. (a) Prior to January 1, 2014, Amounts, if any, in a Participant’s Post- 2004 Subaccount were credited through December 31st of the calendar year in which the Participant experiences a Separation from Service with an amount equal to the amount which would have been earned had such amounts been invested in the same Investment Options and in the same proportion as the Participant may elect, from time to time, to have his contributions invested under (i) for the periods prior to October 1, 2021, the CBS 401(k) Plan, and (ii) for the periods on or after October 1, 2021, the ViacomCBS 401(k) Plan (other than the Self-Directed Account).

Effective as of January 1, 2014, a Participant may select from a list of notional Investment Options how the balance of his or her Account will be invested. If no selection is made, the Participant’s Account will be notionally invested in the “qualified default investment alternative” within the meaning of (i) for the periods prior to October 1, 2021, the CBS 401(k) Plan, and (ii) for the periods on or after October 1, 2021, the ViacomCBS 401(k) Plan. Earnings and losses received on the Participant’s notional investments will be credited to the Participant’s Account in such manner designated by the Investments Committee. The Investments Committee shall develop such procedures as it, in its discretion, deems advisable with respect to the selection of notional investments by Participants and the reflection of value attributable to such notional investments in their Accounts, including, without limitation, procedures which restrict a Participant’s ability to notionally invest in certain Investment Options. Effective February 1, 2015, at the time an employee becomes a Participant under the Plan, and for existing Participants, prior to the time of the first payroll period occurring on or after February 1, 2015, each Participant shall elect, in a manner determined by the Investments Committee that his future Matching Employer Contributions, if any, be notionally invested in multiples of 1% in any one or more of the Investment Options available under the Plan. Each Participant who does not, as of such time, make such an investment election, shall have his future Matching Employer Contributions notionally invested in such Investment Option(s) as may be selected by the Investments Committee (which Investment Option(s) shall be a “qualified default investment alternative” within the meaning of Department of Labor regulations).

(b)(i) Prior to October 2, 2017, when a Participant experienced a Separation from Service and elected (or was deemed to elect) to have his Post-2004 Subaccount distributed in a single lump sum, the Participant’s Post 2004 Subaccount was credited with earnings based on the rate of return in the Fixed Income Fund (or any successor fund) beginning January 1st of the calendar year following the calendar year in which the Participant experienced a Separation from Service that resulted in the Participant’s Post-2004 Subaccount becoming payable, and continuing through the date upon which such single lump sum payment was determined if such determination date was after December 31st of the calendar year in which the Participant experienced a Separation from Service. Payments due on January 31st of a calendar year were determined on the previous December 31st, while payments due on the first business day of a calendar month were determined on the last day of the second preceding calendar month (e.g., a payment scheduled for the first business day of March will be determined on the preceding January 31st).

(ii)    Effective October on and after 2, 2017, a Participant who experienced or experiences a Separation from Service and elected (or is deemed to elect) to have his Post-2004 Subaccount distributed in a single lump shall have his Post-2004 Subaccount credited with earnings based on the rate of return in his selected Investment Options (or such Investment Options selected by the Investments Committee) until such time as the date upon which the single lump sum payment is determined and paid.

(c)(i) Prior to October 2, 2017, if a Participant experienced a Separation from Service and elected to have his Post-2004 Subaccount distributed in Annual Payments, the Participant’s Post-2004 Subaccount were credited with earnings based on the rate of return in the Fixed Income Fund (or any successor fund) beginning January 1st of the calendar year following the calendar year in which the Participant experienced a Separation from Service that resulted in the Participant’s Post-2004 Subaccount becoming payable, and continuing through the date upon which such Annual Payment was determined, if such determination date was after December 31st of the calendar year in which the Participant experienced a Separation from Service. Payments due on January 31st of a calendar year were determined on the previous December 31st, while payments due on the first business day of a calendar month were determined on the last day of the second preceding calendar month (e.g., a payment scheduled for the first business day of March was determined on the preceding January 31st).

(ii)    Effective on and after October 2, 2017, a Participant who experienced or experiences a Separation from Service and elects to have his Post-2004 Subaccount distributed in Annual Payments shall have his Post-2004 Subaccount credited with earnings based on the rate of return in his selected Investment Options (or such Investment Options selected by the Investments Committee) until such time as the date upon which each Annual Payment is determined and paid.

(d)No provision of the Plan shall require the Company or the Employer to actually invest any amounts in any fund or in any other investment vehicle.

6.3Account Statements. Each Participant will be given, at least annually, a statement showing (i) the amount of all Excess Salary Reduction Contributions, (ii) the amount of Employer Match, if any, made with respect to his Account for such calendar year, and (iii) the balance of the Participant’s Account after crediting Investments.

Section 7. Payment.
7.1Joint Payment Option Election. (a) An Eligible Employee who has not elected or been deemed to have elected a Joint Payment Option under any other account balance plan that is required to be aggregated with the Plan under Code Section 409A shall, when he first becomes eligible to participate in the Plan, elect a Joint Payment Option on a written or electronic form acceptable to the Administrative Committee (a “Payment Election”) at the same time that the Eligible Employee files his initial Deferral Election to commence participation in the Plan pursuant to Section 3.2, and in any event not later than his initial Election Filing Date. Such Payment Election shall be effective as of such initial Election Filing Date and shall be irrevocable. A Joint Payment Option elected pursuant to a Payment Election shall apply to all amounts credited to the Participant’s Post-2004 Subaccount in the Plan and his Post-2004 Subaccount under any other account balance plan that is required to be aggregated with the Plan under Code Section 409A.

(b)(i) A Participant may elect to receive his entire Post-2004 Subaccount under either of the following Joint Payment Options: (A) a single lump sum; or, (B) annual payments over a period of two, three, four or five years (“Annual Payments”). The Annual Payments shall be treated as a single payment for purposes of this Section 7. If a Participant elects to receive Annual Payments over a period of two or more years, such Annual Payments shall be made in substantially equal annual payments, unless the Participant designates, at the time of making his Joint Payment Option election, a specific percentage of his Post-2004 Subaccount to be distributed in each year. All specified percentages must be a whole multiple of 10% and the total of all designated percentages must be equal to 100%. Effective as of October 2, 2017, if a Participant elects to receive Annual Payments over a period of two or more years, such Annual Payments shall be made in substantially equal annual installments, and the Participant shall not be able to designate a specific percentage of his Post-2004 Subaccount to be distributed in each year.

(ii)If a Participant makes a Joint Payment Option Election to receive Annual Payments, the first payment shall be made on the later of (A) January 31 of the calendar year immediately following the calendar year in which the Participant experiences a Separation from Service or (B) the first business day of the seventh calendar month following the calendar month in which the Participant experiences a Separation from Service, and any subsequent Annual Payments shall be made on each applicable January 31st thereafter.

(iii)If a Participant makes a Joint Payment Option Election to receive payments in a single lump sum, such lump sum payment shall be made on the later of (A) January 31st of the calendar year immediately following the calendar year in which the Participant experiences a Separation from Service or (B) the first business day of the seventh calendar month following the calendar month in which the Participant experiences a Separation from Service. Alternatively, a Participant may elect for the single lump sum to be paid on January 31st of the second, third, fourth, or fifth calendar year following the end of the calendar year in which the Participant experiences a Separation from Service.

(iv)If a Participant does not make a Joint Payment Option Election in accordance with the terms of the Plan or under any other account balance plan that is required to be aggregated with the Plan under Code Section 409A, such Participant shall be deemed to have made a Joint Payment Option Elected to receive his Post-2004 Subaccount in a single lump sum payable in accordance with the first sentence of Section 7.1(b)(iii).

(v)The following examples illustrate the provisions of this Section 7.1(b):

Example 1: Assume that a Participant elects (or is deemed to elect) a Joint Payment Option that provides for a single lump sum payment on the later of (A) January 31st of the calendar year following the calendar year in which he incurs a Separation from Service or (B) the first business day of the seventh calendar month following the calendar month in which the Participant experiences a Separation from Service, and the Participant experiences a Separation from Service on March 15, 2021. The lump sum shall be paid on January 31, 2022. The Participant alternatively could have elected to receive his lump sum payment on January 31, 2023, 2024, 2025 or 2026.

Example 2: Same facts as Example 1, except the Participant experiences a Separation from Service on September 15, 2021. In this example, the lump sum will be paid on the first business day in April 2022.

Example 3: If a Participant elects a Joint Payment Option that provides for Annual Payments over a period of four years in the event of a Separation from Service and experiences a Separation from Service on March 15, 2021, each payment on January 31, 2022 through 2025 will be comprised of approximately 25% of the Participant’s Post-2004 Subaccount as of the Participant’s date of Separation from Service, though the actual amount of each payment may not be the same due to crediting of investment gains and losses through December 31st of the calendar year prior to the calendar year of each such payment, or, effective after October 2, 2017, the actual amount of each payment may not be the same due to crediting of investment gains and losses through the payment date . Prior to October 2, 2017, a Participant alternatively could designate that 10% of his Post-2004 Subaccount be distributed on January 31, 2010, 20% on January 31, 2011, 30% on January 31, 2012 and 40% on January 31, 2013, or, any other combination of percentages that totals 100%.

Example 4: Same facts as Example 3, except the Participant experiences a Separation from Service on September 15, 2021. In this example, the first payment shall be made on the first business day in April 2022, and the remaining three payments will be made on January 31, 2023, 2024, and 2025. The alternative schedule described in Example 3 would result in payment of 10% of his Post-2004 Subaccount on the first business day in April 2022, 20% on January 31, 2023, 30% on January 31, 2024 and 40% on January 31, 2025.

7.2Payment on Account of Separation from Service. If a Participant experiences a Separation from Service prior to his death, the Participant shall commence receiving payments from his Post-2004 Subaccount in accordance with the Joint Payment Option Election in effect with respect to the Participant.

7.3Payment on Account of Participant’s Death. If a Participant dies prior to his Separation from Service, or after his Separation from Service but prior to the distribution of his entire Post-2004 Subaccount, the Participant’s entire Post-2004 Subaccount shall be paid to the Participant’s beneficiary in a single lump sum payment within 90 days of the Participant’s death. The Participant’s Post-2004 Subaccount shall continue to be credited with earnings in accordance with Section 6.2 until his entire Post-2004 Subaccount is distributed.

Section 8. Unforeseeable Emergency Distributions and Deferral Revocations.
A Participant may request the Administrative Committee to accelerate distribution of all or any part of the value of his Post-2004 Subaccount solely for the purpose of alleviating an Unforeseeable Emergency. Payments of amounts as a result of an Unforeseeable Emergency may not exceed the amount necessary to satisfy such Unforeseeable Emergency, plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, and after taking into account any additional compensation that is available to the Participant upon cancellation of the Participant’s Excess Salary Reduction Contributions. The Administrative Committee may request that the Participant provide certifications and other evidence of qualification for such

Unforeseeable Emergency distribution as it determines appropriate. The decision of the Administrative Committee with respect to the grant or denial of all or any part of such request shall be in the sole discretion of the Administrative Committee, even if the Participant demonstrates that an Unforeseeable Emergency exists, and shall be final and binding and not subject to review. If a Participant receives a distribution upon an Unforeseeable Emergency pursuant to this Section 8 or a hardship withdrawal under the ViacomCBS 401(k) Plan (or its predecessor, the CBS 401(k) Plan, as applicable), the Participant’s Deferral Election will be canceled in its entirety for the remainder of the calendar year in which such Unforeseeable Emergency distribution is made under the Plan and under any other account balance plan that is required to be aggregated with the Plan under Code Section 409A.

Section 9. Beneficiary Designation.
A Participant’s beneficiary designation for the Plan will automatically be the same as the Participant’s beneficiary designation recognized under the ViacomCBS 401(k) Plan (or its predecessor, the CBS 401(k) Plan, as applicable), unless a separate written designation of beneficiary form for the Plan has been properly filed with the Administrative Committee in a form acceptable to the Administrative Committee. In the absence of such a designation and at any other time when there is no existing beneficiary designated hereunder, the beneficiary of the Participant for payment of his Post-2004 Subaccount hereunder shall be the estate of the Participant. If two or more persons designated as a Participant’s beneficiary are in existence with respect to his Post-2004 Subaccount, the amount of any lump sum payment payable hereunder shall be divided equally among such persons unless the Participant’s beneficiary designation specifically provides for a different allocation.
Section 10. Nature of Interest of Participant.
Participation in the Plan will not create, in favor of any Participant, any right or lien in or against any of the assets of the Company or any Employer, and all amounts of compensation deferred hereunder shall at all times remain an unrestricted asset of the Company or the Employer. A Participant’s rights to benefits payable under the Plan are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, or encumbrance. All payments hereunder shall be paid in cash from the general funds of the Company or applicable Employer and no special or separate fund shall be established and no other segregation of assets shall be made to assure the payment of benefits hereunder. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between any Employer and a Participant or any other person, and the Company’s and each Employer’s promise to pay benefits hereunder shall at all times remain unfunded as to the Participant.

Section 11. Administration.
11.1Administrative Committee. The Plan shall be administered by the Administrative Committee. The Administrative Committee shall have sole and absolute discretion to interpret, where necessary, the provisions of the Plan (including, without limitation, by supplying omissions from, correcting deficiencies in, or resolving inconsistencies or ambiguities in, the language of the Plan), to determine the rights and status under the Plan of any Participant and other persons, to resolve questions or disputes arising under the Plan and to make any determinations with respect to the benefits hereunder and the persons entitled thereto as may be necessary for the purposes of the Plan.

11.2Powers of the Administrative Committee. In furtherance of, but without limiting Section 11.1, the Administrative Committee shall have the following specific authorities, which it shall discharge in its sole and absolute discretion in accordance with the terms of the Plan (as interpreted, to the extent necessary, by the Administrative Committee):

(i)to determine who are Eligible Employees for purposes of participation in the Plan;

(ii)to interpret the terms and provisions of the Plan and to determine any and all questions arising under the Plan, including without limitation, the right to remedy possible ambiguities, inconsistencies, or omissions by a general rule or particular decision;

(iii)to adopt rules consistent with the Plan;

(iv)to approve certain amendments to the Plan;

(v)to determine the amounts payable to any person under the Plan; and

(vi)to conduct the claims procedure specified in Section 11.3.

11.3Claims Procedure.
(a)Initial Claim. The Administrative Committee will make all determinations as to the right of any persons to benefits under the Plan in accordance with the governing Plan documents. Any denial by the Administrative Committee of a claim for benefits under the Plan by a Participant will be stated in writing by the Administrative Committee and delivered or mailed to the Participant within a reasonable period of time, but not later than 90 days after receipt of the claim by the Plan, unless the Administrative Committee determines that special circumstances require an extension of time for processing the claim. Written notice of the extension shall be furnished to the Participant prior to the termination of the initial 90-day period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Administrative Committee expects to render the benefit determination, which cannot exceed a period of 90 days from the end of the initial period.

(b)Manner and Content of Notification of Benefit Determination. The Administrative Committee shall provide a Participant with written notification (which may be delivered electronically) of any adverse benefit determination. The notification shall set forth in a manner calculated to be understood by the Participant:

(i)The specific reason or reasons for the adverse determination;

(ii)Reference to the specific Plan provisions on which the determination is based;

(iii)A description of any additional material or information necessary for the Participant to perfect the claim and an explanation of why such material or information is necessary; and

(iv)A description of the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the Participant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review.

(c)Review of Benefit Determination. The Administrative Committee will provide to any Participant whose claim for benefits has been denied an opportunity for a full and fair review of the denial. As part of the review, the Administrative Committee will:

(i)Provide a Participant at least 60 days (180 days for a claim regarding Disability) following the receipt of a notification of an adverse benefit determination within which to appeal the determination;

(ii)Provide a Participant the opportunity to submit written comments, documents, records, and other information relating to the claim for benefits;

(iii)Provide that a Participant shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Participant’s claim for benefits; and

(iv)Provide for a review that takes into account all comments, documents, records and other information submitted by the Participant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

(d)Notification of Determination on Review. The Administrative Committee shall provide a Participant with written notification (which may be delivered electronically) of the Plan’s benefits determination on review within a reasonable period of time, but not later than 60 days after receipt of the claim by the Plan, unless the Administrative Committee determines that special circumstances require an extension of time for processing the claim. Written notice of the extension will be furnished to a Participant prior to the termination of the initial 60-day period. The extension notice will indicate the special circumstances requiring an extension of time and the date by which the Plan expects to render the benefit determination on review, which cannot exceed a period of 60 days from the end of the initial period. In the case of an adverse benefit determination, the notification shall set forth, in a manner calculated to be understood by the Participant:

(i)The specific reason or reasons for the adverse determination;

(ii)Reference to the specific Plan provisions on which the benefit determination is based;

(iii)A statement that the Participant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Participant’s claim for benefits; and

(iv)A statement describing any voluntary appeal procedures offered by the Plan and the Participant’s right to obtain the information about such procedures and a statement of the Participant’s right to bring an action under Section 502(a) of ERISA.

11.4Finality of Administrative Committee Determinations and Delegation. Determinations by the Administrative Committee and any interpretation, rule, or decision adopted by the Administrative Committee under the Plan or in carrying out or administering the Plan shall be final and binding for all purposes and upon all interested persons, their heirs, and personal representatives. The Administrative Committee shall be the named fiduciary of the Plan. The Administrative Committee may delegate to any person any one or more of its powers, functions, duties or responsibilities with respect to the Plan, including, without limitation, duties with respect to the processing, review, investigation, approval and payment of Accounts.

11.5Rules and Regulations Established by Administrative Committee. The Administrative Committee may promulgate any rules and regulations it deems necessary in order to carry out the purposes of the Plan or to interpret the terms and conditions of the Plan; provided however, that no rule, regulation or interpretation shall be contrary to the provisions of the Plan. The rules, regulations and interpretations made by the Administrative Committee shall, subject only to the claims procedure outlined in Section 11.3, be final and binding on any employee, former employee, or other individual making a claim for Plan benefits.

Section 12. No Employment Rights
No provisions of the Plan or any action taken by the Company, any Employer, the Board of Directors, or the Administrative Committee shall give any person any right to be retained in the employ of the Company or any Employer, and the right and power of the Company or any Employer to dismiss or discharge any Participant is specifically reserved.

Section 13. Amendment, Suspension, and Termination.
The Administrative Committee shall have the right to amend the Plan at any time, unless provided otherwise in the Company’s governing documents. The Board of Directors shall have the right to suspend or terminate the Plan at any time. No amendment, suspension or termination shall, without the consent of a Participant, adversely affect such Participant’s rights in his Account; provided, however, that the consent requirement of Participants to certain actions shall not apply to any amendment or termination that is deemed necessary by the Company to avoid the imposition on any person of additional taxes, penalties or interest under Code Section 409A. In the event the Plan is terminated, the Administrative Committee may continue to administer the Plan in accordance with the relevant provisions thereof or shall have the right to change the time and form of distribution of Participants’ Accounts, including requiring that the Accounts be immediately distributed in the form of a lump sum payment; provided, however, that no such change in the time or form of payment shall cause the Plan to fail to comply with the requirements of Code Section 409A.

Section 14. Miscellaneous

14.1Severability. If a provision of the Plan shall be held invalid, the invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the invalid provision had not been included in the Plan.

14.2Governing Law. The provisions of the Plan shall be governed by and construed in accordance with the laws of the State of New York, to the extent not preempted by the laws of the United States.

14.3Gender. Wherein used herein, words in the masculine form shall be deemed to refer to females as well as males.

14.4Code Section 409A. To the extent applicable, it is intended that the Plan comply with the provisions of Code Section 409A. References to Code Section 409A shall include any proposed, temporary or final regulation, or any other guidance, promulgated with respect to such section by the U.S. Department of the Treasury or the Internal Revenue Service. The Plan shall be administered and interpreted in a manner consistent with this intent. If any provision of the Plan is susceptible of two interpretations, one of which results in the compliance of the Plan with Code Section 409A and the applicable Treasury Regulations, and one of which does not, then the provision shall be given the interpretation that results in compliance with Code Section 409A and the applicable Treasury Regulations. Notwithstanding the foregoing or any other provision of the Plan to the contrary, neither the Company nor any of its subsidiaries or affiliates shall be deemed to guarantee any particular tax result for any Participant, spouse, or beneficiary with respect to any payments provided hereunder.

IN WITNESS WHEREOF, in accordance with the Administrative Committee’s August 20, 2021 Unanimous Written Consent, the Company has caused this Plan to be executed by its duly authorized representative this 20th day of September, 2021.

ViacomCBS Inc.

By:	/s/ Mark Beatty
Mark Beatty

Its:	Member, ViacomCBS Administrative Committee